Rosenberg Rich
Baker Berman
& COMPANY
A PROFESSIONAL ASSOCIATION OF
CERTIFIED PUBLIC ACCOUNTANTS

380 Foothill Road • P.O. Box 6483 • Bridgewater, NJ 08807-0483
Phone: 908-231-1000 • FAX: 908-231-6894
Website: www.rrbb.com • E-Mail: info@rrbb.com

CONSENT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANT

We consent to the use in this Registration Statement on Form S-1 of our reports dated September 24, 2007, except for Note 8, which is as of March 3, 2008 and January 28, 2008 relating to the consolidated financial statements of Future Now Group Inc. (formerly Future Now Inc.) and Subsidiary, and to the reference to our Firm under the caption "Interest of Named Experts and Counsel" in this Registration Statement.

Rosenberg Rich Baker Berman & Co.

Bridgewater, NJ
March 6, 2008